Exhibit 99

CONTACT:       Jeffrey R. Kotkin
Office:        (860) 665-5154


NU REPORTS LOWER FIRST-QUARTER RESULTS

     HARTFORD, Connecticut, April 23, 2002-Northeast
Utilities (NYSE-NU) today reported first-quarter 2002 earnings of $18.6 million, or $0.14 per share, compared with earnings of $112.2 million, or $0.78 per share, in the first quarter of 2001.

     The 2002 results include an after-tax charge of $8.5 million, or $0.07 per share, reflecting a write-down of NU's investment in NEON Communications, Inc. (NEON), a Massachusetts-based provider of high-bandwidth fiber optic telecommunications services. As of December 31, 2001, NU had a $4.6 million equity investment in NEON and held $15 million of NEON's subordinated notes.

      The 2001 results incorporated a number of nonrecurring adjustments, including an after-tax gain of $124.8 million, or $0.87 per share, from the sale of the Millstone Nuclear Station; an after-tax charge of $43.4 million, or $0.30 per share, related to the forward repurchase of NU common shares; and an after-tax charge of $22.4 million, or $0.15 per share, from the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended.

     Excluding the adjustments noted above, NU earned $27.1 million, or $0.21 per share, in the first quarter of 2002 and $53.2 million, or $0.36 per share, in the first quarter of 2001. Revenues in the first quarter of 2002 increased to $1.9 billion from $1.8 billion in the same period of 2001, primarily due to higher sales at NU's competitive businesses.

     Michael G. Morris, NU chairman, president and chief executive officer, attributed the decline in recurring net income primarily to exceptionally mild weather in the first quarter of 2002, which impacted both NU's regulated and competitive business units. Heating degree days totaled 2,583 at Bradley International Airport in Windsor Locks, Connecticut in the first quarter of 2002, compared with 3,151 heating degree days during the same period of 2001 and a 20-year average of 2,984. As a result, regulated retail electric sales were down 4.0 percent compared with the first quarter of 2001 and firm gas volumes were down 17.5 percent. Overall, as a result of the mild dry weather, earnings at NU regulated and competitive businesses were lower by an estimated $15 million in the first quarter of 2002, or approximately $0.12 per share, compared with the first quarter of 2001.

     Due to the combination of weak sales comparisons, industry restructuring, and nonrecurring gains associated with the Millstone sale in March 2001, earnings at three of NU's regulated operating companies declined, compared with the first quarter of 2001. Earnings for common at The
Connecticut Light and Power Company (CL&P) totaled $20.3
million in the first quarter of 2002, compared with $36.9 million in the first quarter of 2001. Earnings at Public
Service Company of New Hampshire (PSNH) declined to $11.7 million in 2002 from $27.7 million in the first quarter of 2001. Earnings at Yankee Energy System, Inc. totaled $12.6 million in the first quarter of 2002, compared with $15.6 million in the same period of 2001. Earnings at Western
Massachusetts Electric Company (WMECO) rose to
$6.9 million in the first quarter of 2002 from $2.6 million in the same period of 2001, primarily because of the costs
WMECO incurred in 2001 related to an extended refueling outage at Millstone 3.

     Losses at NU's competitive energy businesses totaled $21.6 million in the first three months of 2002, compared with losses of $4.2 million in the same period of 2001, excluding the accounting charge. Morris attributed the weaker performance at the competitive energy businesses primarily to mild dry weather, which caused a decline in expected wholesale and retail electric and natural gas sales and a decline in conventional hydroelectric production, and to a steep increase in natural gas prices in March 2002.

     Partially offsetting those factors was a significant decline in NU's outstanding shares. NU repurchased approximately 10 percent of its outstanding shares in 2001 and bought back another 850,000 shares in the first quarter of 2002. The company can repurchase approximately 10 million additional shares by July 2003, under its existing board authorization.

     Also helping to offset the mild weather were lower operation and maintenance costs unrelated to fuel and purchased power, primarily due to the sale of Millstone
Station. Those costs fell to $250.3 million in 2002, compared with $307.6 million in the first three months of 2001.

     Morris said earnings were significantly below budget in the first quarter, but he said NU believes it can recover from that shortfall over the balance of the year because of continued expense control, more seasonal weather patterns, and improved performance at NU's competitive businesses. As a result, NU will maintain its full year 2002 earnings guidance of between $1.40 per share and $1.65 per share.

     Morris said NU expects to record after-tax earnings of between $25 million and $30 million later in 2002 in connection with the proposed sale of the system's 40.04 percent interest in the Seabrook nuclear station in Seabrook, New Hampshire to a subsidiary of FPL Group. These earnings relate to a gain on the sale of an unaffiliated company's share of Seabrook and to certain dismantlement accruals previously set aside for the abandoned Seabrook 2 nuclear unit. Under the sale agreement, FPL will be responsible for the dismantlement of Seabrook 2. The sale is subject to a number of contingencies, including regulatory approvals.

     The vast majority of the approximately $400 million of proceeds the NU System expects to receive from the sale will be used to reduce PSNH and CL&P stranded costs and to pay taxes. After-tax proceeds will be used in part to repay all $90 million of outstanding debt of North Atlantic Energy Corporation, an NU subsidiary which owns nearly 36 percent of Seabrook, and to return all of NAEC's equity to NU.
NAEC, which has a power sales contract with PSNH, had $35.9 million of common equity as of March 31, 2002. Additional proceeds will be used primarily to reduce PSNH's capitalization, fund CL&P's capital needs, and meet some modest decommissioning obligations associated with the NU system's interest in Seabrook.

     NU operates New England's largest utility system, serving nearly 1.8 million electric customers in Connecticut, New Hampshire, and Massachusetts and 191,000 natural gas customers in Connecticut. It is also one of the leading energy marketing firms in New England.

     This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission.

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